October 9, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Atlantic Capital Bancshares, Inc.

Ladies and Gentlemen:

Pursuant to General Instruction 7 to Form 3 (Initial Statement of Beneficial Ownership), Form 4 (Statement of Changes in Beneficial Ownership) and Form 5 (Annual Statement of Changes in Beneficial Ownership) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned director, officer and/or shareholder of Atlantic Capital Bancshares, Inc. (the “Company”) hereby authorizes and designates Patrick Oakes, Jennifer Boyd, Brenda Bedsole, Matthew P. Latrick, and Alden H. Smith, and each of them, to execute and file with the Commission on the undersigned’s behalf any and all statements on Form 3, Form 4 or Form 5 relating to the undersigned’s beneficial ownership of securities of the Company as required by Section 16(a) of the Exchange Act and the rules of the Commission promulgated thereunder, which I specifically approve in writing, which writing may include an email or other electronic transmission delivered by the undersigned to the Company or its counsel so authorizing.  This authorization and designation shall be effective for so long as the undersigned remains subject to the provisions of Section 16 of the Exchange Act.

Effective as of the 9th day of October, 2015.

/s/ Henchy R. Enden
Name: Henchy R. Enden